Exhibit 15.1(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Brookfield Property Partners L.P. on Form 20-F of our reports dated February 29, 2012 relating to (1) the consolidated financial statements of General Growth Properties, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding the Company’s financial statements including assets, liabilities, and a capital structure with carrying values not comparable with prior periods) and (2) the 2011 consolidated financial statement schedule of the Company, appearing in this Registration Statement.

We also consent to the reference to us under the heading “Statement By Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 12, 2012